Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF NOVEMBER 23, 2015

SABLE INTERNATIONAL FINANCE LIMITED

as the Issuer

CABLE & WIRELESS COMMUNICATIONS PLC

CABLE & WIRELESS LIMITED

CABLE AND WIRELESS (WEST INDIES) LIMITED

CWIGROUP LIMITED

SABLE HOLDING LIMITED

CWC-US CO-BORROWER, LLC

as Guarantors

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee, Principal Paying Agent, Registrar and Transfer Agent

$750,000,000 6.875% Senior Notes due 2022

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 23, 2015 among Sable International Finance Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”), Cable & Wireless Communications plc (the “Company”), a public limited liability company incorporated under the laws of England & Wales, Cable & Wireless Limited, a limited company incorporated under the laws of England and Wales, Cable and Wireless (West Indies) Limited, a limited company incorporated under the laws of England and Wales, CWIGroup Limited, a limited company incorporated under the laws of England and Wales, Sable Holding Limited, a single member company organized under the laws of England and Wales and CWC-US Co-Borrower, LLC, a Delaware limited liability company (each, a “Guarantor” and collectively, the “Guarantors”) and Deutsche Bank Trust Company Americas as trustee, principal paying agent, registrar and transfer agent (the “Trustee”).

The Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 6.875% Senior Notes due 2022 (the “Notes”):

W I T N E S S E T H

WHEREAS, the Issuer and the Trustee entered into an indenture, dated as of August 5, 2012 (the “Indenture”), providing for the issuance of the Notes;

WHEREAS, the Issuer issued its Notes in the aggregate principal amount of $750,000,000 under the Indenture;

WHEREAS, Liberty Global plc, intends to acquire (the “Proposed Acquisition”) all of the issued and to be issued ordinary share capital of the Company, by means of a two-step, integrated process, comprising of a Scheme of Arrangement under Part 26 of the Companies Act 2006, followed by one or more cross border mergers, by formation of a new company (the “Mergers”) under the Cross-Border Merger Regulations and Part 3A of Title 7 of Book 2 of the Dutch Civil Code. However, the Proposed Acquisition may be implemented by way of a takeover offer and the Mergers.

WHEREAS, in connection with the Proposed Acquisition, the Issuer launched a consent solicitation on November 16, 2015, on the terms and subject to the conditions set forth in the consent solicitation statement, dated as of November 16, 2015 (the “Statement”), to solicit consents of Holders to the waivers of certain provisions of the Indenture as set forth in Section 1 (the “Waivers”) and to effect the amendments to certain provisions of the Indenture as set forth in Section 2 (the “Amendments” and, together with the Waivers, the “Amendments and Waivers”), on the terms and subject to the conditions set forth in the Statement (the “Solicitation”);

WHEREAS, Section 902 of the Indenture requires the consent of the Holders of at least a majority in principal amount of the then-Outstanding Notes to effect the Amendments and Waivers;

WHEREAS, the Trustee has received a certificate, dated November 23, 2015, of Lucid Issuer Services Limited, as tabulation agent in respect of the Solicitation (the “Consent Certificate”), certifying that consents received from Holders represented 50.35% of the aggregate principal amount of the then-Outstanding Notes;

WHEREAS, the Statement provides that the Amendments and Waivers will become effective upon execution of this First Supplemental Indenture;

WHEREAS, the Statement provides that the Waivers will become operative upon execution of this First Supplemental Indenture;

WHEREAS, the Statement provides that the Amendments are to become operative only upon closing of the Proposed Acquisition, subject to the conditions described in the Statement;

WHEREAS, the Issuer has delivered an Officers’ Certificate and Opinion of Counsel to the Trustee pursuant to Sections 103, 603, 902 and 903 of the Indenture, to the effect that the requirements of Sections 103, 603, 902 and 903 of the Indenture and all other conditions precedent provided for in the Indenture relating to the execution and delivery of the First Supplemental Indenture have been complied with and execution of the First Supplemental Indenture is authorized or permitted by the Indenture;

WHEREAS, the Trustee is authorized to execute and deliver this First Supplemental Indenture and is requested to do so by the Issuer; and

WHEREAS, the Issuer has complied with all conditions precedent provided for in the Indenture relating to this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto mutually covenant and agree as follows:

1. Waivers. Pursuant to Section 902 of the Indenture and subject to Section 3 hereof, each present and future Holder shall be bound by the following waivers with respect to the Indenture and the Notes:

(a)	The Holders expressly waive (i) any obligation that the Issuer may have to make a Change of Control Offer pursuant to Section 1017 of the Indenture in connection with the Proposed Acquisition, such that the Holders will not be able to require the Issuer to repurchase their Notes as a result of the Change of Control resulting from the Proposed Acquisition and (ii) any and all defaults under the Indenture that may result from the closing of the Proposed Acquisition.

(b)	The Holders expressly waive any obligation or requirement that the Company (or any successor) or the Issuer may have under clauses (3), (4) and (5) of Section 801 of the Indenture in connection with any of the Mergers and such clauses will be deemed not to apply to any of the Mergers.

2. Amendments. Pursuant to Section 902 of the Indenture and subject to Section 3 hereof, the Indenture is hereby amended as described below. New text is indicated by a double underline, whereas deleted text is indicated by a strikethrough (new text/~~deletion~~). The following text does not restate in its entirety all parts of the Indenture as they will appear if the Amendments become operative.

(a)	The definition of “Adjusted Consolidated EBITDA” in the Indenture is hereby amended as follows:

“Adjusted Consolidated EBITDA” means, in respect of any relevant period, Consolidated EBITDA for that relevant period adjusted on a pro forma basis by:

(1) including the operating profit before interest, tax, amortization, depreciation and impairment charges (calculated on the same basis as Consolidated EBITDA) of any Restricted Subsidiary for the relevant period (or attributable to a business or assets acquired during the relevant period) prior to its becoming a Restricted Subsidiary or (as the case may be) prior to the acquisition of the business or assets; and

(2) excluding operating profit before interest, tax, amortization, depreciation and impairment charges (calculated on the same basis as Consolidated EBITDA) attributable to any Restricted Subsidiary (or to any business or assets) disposed of during the relevant period.

For purposes of this definition and determining compliance with any provision of this Indenture that requires the calculation of any financial ratio or test, whenever pro forma effect is to be given to any transaction or calculation, the pro forma calculations will be as determined conclusively in good faith by a responsible financial or accounting officer of Parent or Issuer (including without limitation in respect of anticipated expense and cost reductions) including, without limitation, as a result of, or that would result from any actions taken, committed to be taken or with respect to which substantial steps have been taken, by Parent or any Restricted Subsidiary including, without limitation, in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial information to the extent prepared).

(b)	The definition of “Adjusted Total Leverage Ratio” in the Indenture is hereby amended as follows:

“Adjusted Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt as of the last day of the relevant Test Period, excluding Indebtedness outstanding at any one time under Senior Credit Facilities up to the greater of $570 million and 8.00% of Total Assets to (b) Adjusted Consolidated EBITDA for such Test Period. For the avoidance of doubt, in determining Adjusted Total Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Adjusted Total Leverage Ratio is to be made.

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(c)	The definition of “Applicable Amount” in the Indenture is hereby amended as follows:

“Applicable Amount” means the sum of (a) (x) cumulative Consolidated EBITDA from and after April 1, 2015 to the end of the most recently ended full fiscal half-year immediately preceding the date of the proposed action (for the avoidance of doubt, such cumulative Consolidated EBITDA shall include the Consolidated EBITDA for any such half-years, whether negative or positive) minus (y) 1.4 times Consolidated Interest Expense plus (without duplication) (b):

(1) the aggregate net cash proceeds, and the Fair Market Value of marketable securities or other property other than cash, received by Parent from the issue or sale (other than to a Restricted Subsidiary) of any class of Equity Interests, including Retired Capital Stock, in Parent or Subordinated Shareholder Loans after the Issue Date, other than (A) Disqualified Stock, (B) Equity Interests to the extent the net cash proceeds therefrom are applied as provided for in clause (4) of the second paragraph of Section 1010, (C) Refunding Capital Stock and (D) Excluded Contributions; plus

(2) 100% of any cash and the Fair Market Value of marketable securities or other property other than cash received by Parent as a capital contribution from its shareholders or Subordinated Shareholder Loans subsequent to the Issue Date, other than any Excluded Contributions; plus

(3) the principal amount (or accreted amount (determined in accordance with IFRS), if less) of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of Parent or any Restricted Subsidiary issued after the Issue Date (other than any such Indebtedness or Disqualified Stock to the extent issued to a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests in Parent (other than Disqualified Stock); plus

(4) to the extent not already included in Consolidated EBITDA, 100% of the aggregate cash proceeds received by Parent or a Restricted Subsidiary since the Issue Date from, (A) Investments, whether through interest payments, principal payments, returns, profits, distributions, income and similar amounts, dividends or other distributions and payments, or the sale or other disposition (other than to Parent or a Restricted Subsidiary) thereof made by Parent and its Restricted Subsidiaries and (B) cash dividends from, or the sale (other than to Parent or a Restricted Subsidiary) of the stock of, any Unrestricted Subsidiary; plus

(5) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of all Investments made by Parent and its Restricted Subsidiaries after the Issue Date in such Unrestricted Subsidiary as if determined at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than to the extent such Investment constituted a Permitted Investment;

provided, however, that for purposes of the foregoing calculations (and without duplication of any similar reduction when calculating Consolidated EBITDA) the relevant measures shall be reduced proportionately to reflect minority interests in non-wholly-owned direct or indirect Restricted Subsidiaries rather than calculated on a consolidated basis, and to the extent that (after the Issue Date, Parent’s proportionate interest in any direct or indirect Restricted Subsidiary decreases, such measures shall be reduced by an amount proportionate to such reduction (and in the event of a subsequent increase, shall be increased by an amount proportionate to such increase).

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(d)	The definition of “Change of Control” in the Indenture is hereby amended as follows:

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and its Restricted Subsidiaries, taken as a whole, to any Person other than Parent, ~~or~~ a Restricted Subsidiary or a Permitted Holder;

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the direct or indirect acquisition by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), in a single transaction or in a related series of transactions, of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person or “group,” such Person or “group” will not be deemed to have beneficial ownership of any securities that such Person or “group” has the right to acquire or vote only upon the happening of any future event or contingency, including the passage of time, that has not yet occurred) (in each case, other than one or more Permitted Holders) of 50% or more of the total voting power of the Voting Stock of Parent (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) (other than a transaction following which holders of securities that represented 100% of the Voting Stock of Parent immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) in their capacities as such (but excluding any Voting Stock directly or indirectly owned or received by them in any other capacity) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of any surviving Person in such transaction immediately after such transaction);

(3) (x) Parent merges or consolidates with or into any Person (other than a Permitted Holder) (except in the case of a merger or consolidation of Parent following which Parent or the surviving Person in such transaction is a Subsidiary of another Person, which shall be subject to clause (2) above) or (y) any Subsidiary of Parent merges or consolidates with or into any Person (other than a Permitted Holder) and, in the case of this subclause (y), in connection therewith Voting Stock of Parent is issued to shareholders of such other Person unless, in the case of each of subclauses (x) and (y), immediately following such transaction, holders of securities that represented 100% of the Voting Stock of Parent immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) in their capacities as such (but excluding any Voting Stock directly or indirectly owned or received in any other capacity) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of Parent or such Person in such transaction immediately after such transaction;

(4) the adoption of a plan of liquidation and dissolution of Parent; or

(5) the Issuer ceases to be a Wholly-Owned Subsidiary of Parent (other than by way of a transaction permitted by Article Eight.

Notwithstanding the foregoing, a transaction in which Parent becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (a) the shareholders of Parent immediately prior to such transaction beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly through one or more intermediaries, more than 50% of the total voting power of the outstanding Voting Stock of Parent immediately following the consummation of such transaction, or (b) immediately following the consummation of such transaction, no Person (within the meaning of Section 13(d)(3) of the Exchange Act, or any successor provision), other than such Person, beneficially owns (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of Parent.

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(e)	The definition of “Consolidated Debt” in the Indenture is hereby amended as follows:

“Consolidated Debt” means, at any time,

(1) the aggregate amount of all obligations of Parent and the Restricted Subsidiaries for or in respect of Indebtedness at that time (but ~~(a)~~ excluding (i) Subordinated Shareholder Loans and (ii) any such obligations to Parent or any Restricted Subsidiary, ~~including, in the case of Capital Lease Obligations only, their capitalized value, and~~ so that no amount shall be included or excluded more than once~~.~~); less

(2) the aggregate amount of cash and Cash Equivalents of Parent and the Restricted Subsidiaries.

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(f)	The definition of “Consolidated EBIT” in the Indenture is hereby amended as follows:

“Consolidated EBIT” means, in respect of any relevant period, the consolidated operating profit of Parent and the Restricted Subsidiaries before taxation (excluding the results from discontinued operations):

(1) before taking into account any Consolidated Interest Expense and Consolidated Interest Income:

(2) not including any accrued interest owing to or owed by Parent or any Restricted Subsidiary;

(3) before taking into account any Exceptional Items of Parent and the Restricted Subsidiaries;

(4) before taking into account any unrealized gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(5) before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after March 31, 2015,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of Parent and its Restricted Subsidiaries before taxation. For the purposes of determining the amount of Consolidated EBIT of Parent and Restricted Subsidiaries under this definition denominated in a foreign currency, Parent may, at its option, calculate the U.S. Dollar equivalent amount of such Consolidated EBIT based on either (i) the weighted average exchange rates for the relevant period used in the consolidated financial statements of Parent for such relevant period or (ii) the relevant currency exchange rate in effect on November 16, 2015.

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(g)	The definition of “Excluded Contributions” in the Indenture is hereby amended as follows:

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Parent or the Issuer from:

(1) contributions to its common equity capital, ~~and~~

(2) the sale (other than to a Subsidiary of Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent) of Capital Stock (other than Disqualified Stock) of Parent, and

(3) Subordinated Shareholder Loans,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by two Officers of the Issuer or Parent on the date such capital contributions are made, the date such Capital Stock is sold or the date such Subordinated Shareholder Loan is extended, as the case may be, which are excluded from the calculation set forth in the definition of the term “Applicable Amount.”

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(h)	The definition of “Indebtedness” in the Indenture is hereby amended as follows:

“Indebtedness” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of Parent and the Restricted Subsidiaries for or in respect of:

(1) monies borrowed and debit balances at banks or other financial institutions;

(2) any acceptances under any acceptance credit or bill discount facility (or dematerialized equivalent);

(3) any note purchase facility or the issue of bonds, notes. debentures, loan stock or any similar instrument;

(4) [Reserved]~~any Capital Lease Obligations~~;

(5) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for the recognition under IFRS);

(6) any counter indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of items referred to in paragraphs (1) to (5) above other than (x) an underlying liability of an entity which is not Parent or a Restricted Subsidiary which liability would fall within one of the other paragraphs of this definition or (y) any liabilities of Parent or the Restricted Subsidiaries relating to any post-retirement benefit scheme;

(7) any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the maturity date of the notes and classified as borrowings under IFRS;

(8) [Reserved]~~any amount of any liability under an advance or deferred purchase agreement if (x) one of the primary reasons behind the entry into the agreement is to raise finance, or to finance the acquisition or construction of the asset or service in question or (y) the agreements in respect of the supply of assets or services and payment is due more than 180 days after the date of supply, excluding, for the avoidance of doubt, any IRU Contract until such time as such contract has the commercial effect of a borrowing or is otherwise classified as borrowings under IFRS~~;

(9) any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition but which is classified as borrowings under IFRS;

(10) (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (1) to (9) above,

and for the avoidance of doubt not including any liability in respect of any Put Option (but including any money borrowed to finance any Put Payment); provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective sellers; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 90 days thereafter; (4) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (5) in relation to the Group, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (II) intercompany liabilities in connection with the cash management, tax and accounting operations of Parent and its Subsidiaries; (6) any pension obligations; (7) any deferred tax on income; ~~and~~ (8) any obligations under Swap Agreements; provided that such agreements are entered into for bona fide hedging purposes of Parent or its Restricted Subsidiaries (as determined in good faith by the board of directors or senior management of Parent) whether or not accounted for as a hedge in accordance with IFRS; and (9) any payments for assets acquired or services supplied deferred (including Trade Payables) in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of IAS 39 Financial Instruments: Recognition and Measurement, any successor standard thereto, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Indenture.

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(i)	The definition of “Non-Guarantor Leverage Ratio” in the Indenture is hereby amended as follows:

“Non-Guarantor Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt (excluding the 2019 Sterling Bonds outstanding on the Issue Date and any Refinancing Indebtedness in respect thereof, and the Specified Columbus Indebtedness) as of the last day of the relevant Test Period to (b) Consolidated Adjusted EBITDA for such Test Period; provided that for purposes of this definition, each reference to Parent or Restricted Subsidiaries in the definition of “Consolidated Debt” (other than in clause (a) thereof), “Adjusted Consolidated EBITDA” and related definitions (including, without limitation, “Indebtedness,” “Consolidated EBIT” and “Consolidated EBITDA”) shall be deemed a reference solely to Non-Guarantor Restricted Subsidiaries as of such date (other than Columbus and its Subsidiaries that are Restricted Subsidiaries for so long as any Specified Columbus Indebtedness is outstanding). For the avoidance of doubt, in determining Non-Guarantor Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Non-Guarantor Leverage Ratio is to be made.

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(j)	The definition of “Permitted Investments” in the Indenture is hereby amended as follows:

“Permitted Investments” means:

(8) Investments the payment for which consists of Equity Interests of Parent, or any of its direct or indirect parent companies (exclusive of Disqualified Stock) or Subordinated Shareholder Loans; provided, however, that such Equity Interests or Subordinated Shareholder Loans shall not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term “Applicable Amount”.

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(k)	The definition of “Senior Secured Leverage Ratio” in the Indenture is hereby amended as follows:

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Secured Debt as of the last day of the relevant Test Period to (b) Adjusted Consolidated EBITDA for such Test Period. The Issuer may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of a revolving commitment under any Credit Facility as incurred and outstanding Indebtedness for borrowed money at the time of such election and for so long as such revolving commitments remain outstanding, regardless of whether fully drawn at the time of such election. As a result of any such election, any subsequent incurrence of Indebtedness under such revolving commitment shall not be deemed an incurrence of additional Indebtedness or an additional Lien at such subsequent time. For the avoidance of doubt, in determining Senior Secured Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Senior Secured Leverage Ratio is to be made.

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(l)	The following definitions are hereby added to Section 102 of the Indenture:

“Liberty Global” means Liberty Global plc and any and all successors thereto.

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“Permitted Holders” means, collectively, (1) Liberty Global, (2) any Affiliate or Related Person of Liberty Global, and any successor to Liberty Global or such Affiliate, or Related Person, (3) any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of Parent, acting in such capacity and (4) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or of all or substantially all of the assets of Parent and the Restricted Subsidiaries (taken as a whole) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of Section 1017 of this Indenture, and any Affiliate or Related Person thereof.

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“Related Person” with respect to any Permitted Holder, means:

(1) any controlling equity holder or majority (or more) owned Subsidiary of such Permitted Holder; or

(2) in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3) any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.

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“Subordinated Shareholder Loans” means Indebtedness of Parent (and any security into which such Indebtedness, other than Capital Stock, is convertible or for which it is exchangeable at the option of the holder) issued to and held by any Affiliate (other than a Restricted Subsidiary) that (either pursuant to its terms or pursuant to an agreement with respect thereto):

(1) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such Indebtedness into Capital Stock (other than Disqualified Stock) of Parent or any Indebtedness meeting the requirements of this definition);

(2) does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3) contains no change of control or similar provisions that are effective, and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment prior to the first anniversary of the Stated Maturity or the Notes;

(4) does not provide for or require any Lien or encumbrance over any asset of Parent or any of the Restricted Subsidiaries;

(5) is subordinated in right of payment to the prior payment in full of the Notes or the Guarantee, as applicable, in the event of (a) a total or partial liquidation, dissolution or winding up of Parent, (b) a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Parent or its property, (c) an assignment for the benefit of creditors or (d) any marshalling of Parent’s assets and liabilities;

(6) under which Parent may not make any payment or distribution of any kind or character with respect to any obligations on, or relating to, such Subordinated Shareholder Loans if (a) a Default under clauses (1) and (2) of Section 501 occurs and is continuing or (b) any other Default under this Indenture occurs and is continuing on the Notes that permits the holders of the Notes to accelerate their maturity and Parent receives notice of such Default from the requisite holders of the Notes, until in each case the earliest of (i) the date on which such Default is cured or waived or (ii) 180 days from the date such Default occurs (and only once such notice may be given during any 360 day period); and

(7) under which, if the holder of such Subordinated Shareholder Loans receives a payment or distribution with respect to such Subordinated Shareholder Loan (a) other than in accordance with this Indenture or as a result of a mandatory requirement of applicable law or (b) under circumstances described under clauses (5)(a) through (d) above, such holder will forthwith pay all such amounts to the Trustee to be held in trust for application in accordance with this Indenture.

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“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

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(m)	Section 1010 of the Indenture is hereby amended as follows:

SECTION 1010 Limitation on Restricted Payments

Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(a) declare or pay any dividend or make any distribution on account of Parent’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable on account of Parent’s or any Restricted Subsidiary’s Equity Interests in connection with any merger or consolidation other than:

(1) dividends or distributions by Parent payable in Equity Interests (other than Disqualified Stock) of Parent or in options, warrants or other rights to purchase such Equity Interests or payable in Subordinated Shareholder Loans, or

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The foregoing provisions will not prohibit:

(2) the redemption, repurchase, retirement or other acquisition of, or payment of a dividend in respect of, any Equity Interests (“Retired Capital Stock”), any ~~or~~ redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness of Parent or any of its Subsidiaries or any redemption, repurchase, retirement or other acquisition of Subordinated Shareholder Loans, in ~~either~~ each case in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Parent (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) or Subordinated Shareholder Loans (provided that the issuance of such Subordinated Shareholder Loans shall not increase the amount available for Restricted Payments under the calculation set forth under clauses (1) and (2) of the definition of the term “Applicable Amount”);

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(12) Parent from making Put Payments so long as on a pro forma basis after giving effect to such Put Payment and any related transaction, Parent can incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of Section 1011; ~~or~~

(13) Parent from making cash payments in lieu of the issuance of fractional shares representing insignificant interests in Parent in connection with the exercise of warrants, options or other securities convertible or exchangeable for Equity Interests in Parent; or

(14) any Restricted Payment to the extent that, after giving pro forma effect to any such Restricted Payment, the Adjusted Total Leverage Ratio would not exceed 4.00 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (5), (11), ~~and~~ (12)~~,~~ and (14), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

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(n)	Section 1011 of the Indenture is hereby amended as follows:

SECTION 1011. Limitation on Incurrence of Indebtedness.

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The foregoing limitations will not apply to any of the following (“Permitted Debt”):

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(x) any guarantee

(1) by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(2) by a Restricted Subsidiary of Indebtedness of the Issuer or any Guarantor; provided that such guarantee is incurred in accordance with Section 1015; ~~or~~

(y) Indebtedness to the extent the net proceeds thereof are promptly deposited to defease or satisfy this Indenture~~.~~;or

(z) Subordinated Shareholder Loans.

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(o)	Section 1013 of the Indenture is hereby amended as follows:

SECTION 1013. Limitation on Transactions with Affiliates

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The forgoing provisions will not apply to the following:

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(8) the issuance of Equity Interests (other than Disqualified Stock) of Parent to any Person or the granting of Subordinated Shareholder Loans;

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3. Effect of Supplemental Indenture. This First Supplemental Indenture is effective and operative upon execution as to the Waivers. This First Supplemental Indenture is effective upon execution as to the Amendments but will not become operative as to the Amendments until the closing of the Proposed Acquisition, subject to the payment of the Amendment Payment (as defined in, and as contemplated by, the Statement) and with no further action on the part of any person. Upon written notice to the Trustee that the Waiver Payment was not made at or promptly after the Expiration Time (each, as defined in the Statement) or the Amendment Payment was not made at or promptly after closing of the Proposed Acquisition, this First Supplemental Indenture (including the Waivers) will cease to have any force or effect and Holders’ rights as set forth in the Indenture immediately prior to the Effective Time (as defined in the Statement) will be reinstated.

4. Ratification of Indenture; First Supplemental Indenture is Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Notes. Subject to Section 3, each Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Note consistent with the terms of the Indenture, as amended by this First Supplemental Indenture and giving effect to the Amendments and Waivers set forth herein.

6. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

8. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

10. Severability. In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

SABLE INTERNATIONAL FINANCE LIMITED

By:
	Name:	CLARE UNDERWOOD
	Title:	DIRECTOR

CABLE & WIRELESS COMMUNICATIONS PLC

By:
Name:

Title:

CABLE & WIRELESS LIMITED

By:
	Name:	CLARE UNDERWOOD
	Title:	DIRECTOR

CABLE AND WIRELESS (WEST INDIES) LIMITED

By:
	Name:	CLARE UNDERWOOD
	Title:	DIRECTOR

Signature page to the First Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

CWIGROUP LIMITED

By:
	Name:	CLARE UNDERWOOD
	Title:	DIRECTOR

SABLE HOLDING LIMITED

By:
	Name:	CLARE UNDERWOOD
	Title:	DIRECTOR

CWC-US CO-BORROWER, LLC

By: SABLE HOLDING LIMITED, as its Sole Member

By:
	Name:	CLARE UNDERWOOD
	Title:	AUTHORIZED SIGNATORY

Signature page to the First Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

SABLE INTERNATIONAL FINANCE LIMITED

By:
Name:
Title:

CABLE & WIRELESS COMMUNICATIONS PLC

By:
	Name:	R. PERLEY MCBRIDE

	Title:	CFO

CABLE & WIRELESS LIMITED

By:
Name:
Title:

CABLE AND WIRELESS (WEST INDIES) LIMITED

By:
Name:
Title:

Signature page to the First Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS, AS TRUSTEE, PRINCIPAL PAYING AGENT, REGISTRAR AND TRANSFER AGENT

By:

	Name:	Irina Golovashchuk
	Title:	Vice President

By:

	Name:	Jeffrey Schoenfeld
	Title:	Vice President

Signature page to the First Supplemental Indenture